Exhibit 99

FOR IMMEDIATE RELEASE

Contacts: Suzanne Keen, Media Relations	Lynn Schweinfurth, Laura Conn, Investor Relations
(972) 770-8722	(972) 770-7228, (972) 770-5810

BRINKER INTERNATIONAL REPORTS

SECOND QUARTER FISCAL 2006 EARNINGS

DALLAS (Jan. 24, 2006) – Brinker International, Inc. (NYSE: EAT) announced fiscal 2006 second-quarter earnings per diluted share from continuing operations of $0.46 prior to restructuring charges of $0.01, or reported earnings per diluted share from continuing operations of $0.45.  Excluding incremental equity-based compensation expense of $0.10 and restructuring charges of $0.01, earnings per diluted share from continuing operations were $0.56.  Excluding restructuring charges, fiscal 2005 second-quarter earnings per diluted share from continuing operations were $0.46.  A reconciliation of reported income from continuing operations to income from continuing operations before special items is included in Table 3 below.

Revenue Growth

Brinker reported revenues for the 13-week period of $1,009.1 million, an increase of 10.9 percent compared with $909.7 million reported for the same period of fiscal 2005(1). These revenue gains were primarily driven by a 2.2 percent increase in comparable store sales (see Table 1) and restaurant capacity growth of 7.1 percent. The company and its franchisees opened 39 restaurants in the second quarter.

Table 1:  Q2 comparable store sales

Q2 06 and Q2 05, company and four reported brands; percentage

	Q2 06 Comp-Store Sales	Q2 05 Comp-Store Sales	Q2 06 Price Increase	Q2 06 Mix-Shift
Brinker International	2.2	2.6	2.6	1.5
Chili’s	2.7	3.2	3.0	1.7
Macaroni Grill	1.1	(2.2)	1.9	1.6
On The Border	0.4	6.4	2.2	0.8
Maggiano’s	2.6	5.8	2.2	0.2

(1)  Revenues exclude Corner Bakery.

December 2005 Comparable Store Sales

For the four-week period ending Dec. 28, 2005, comparable store sales increased 2.7 percent(2) (see Table 2).

Table 2: Month of December comparable store sales

Dec 06 and Dec 05; Percentage

	Dec 06 Comp-Store Sales	Dec 05 Comp-Store Sales	Dec 06 Price Increase	Dec 06 Mix-Shift
Brinker International	2.7	6.9	3.2	1.7
Chili’s	4.1	6.6	3.9	2.0
Macaroni Grill	(1.5)	6.3	1.7	1.3
On The Border	(0.6)	9.9	2.2	0.8
Maggiano’s	4.5	6.8	2.7	1.2

Operating Performance, Before Tax

Cost of sales, as a percent of revenues, decreased from 28.6 percent to 28.5 percent or 10 basis points for the quarter compared to the prior year. The decrease was due to favorable commodity prices and menu price changes, partially offset by product mix shifts.

Restaurant expenses, as a percent of revenues, decreased from 55.8 percent to 55.0 percent, primarily driven by the $17.3 million IRS settlement recorded in the second quarter fiscal 2005, partially offset by incremental equity-based compensation of $2.8 million and higher utility rates.

Depreciation and amortization for the second quarter fiscal 2006 compared to 2005 increased $3.0 million.  The change was driven by new restaurants, asset replacements and remodel additions, partially offset by store closures and a declining depreciable asset base for older stores.

General and administrative expense increased approximately $9.7 million for the quarter, which included $8.5 million related to incremental equity-based compensation in 2006 and an increase in performance-based incentives period over period.

Share Repurchases

The company repurchased 735,000 shares for approximately $28 million during the second quarter. The company continues to be active in its share repurchase program, purchasing $167 million year to date. At the end of the quarter, approximately $108 million remains available under the company’s share authorizations.

(2)  Comparable store sales exclude Corner Bakery sales.

Special Items

Table 3:  Reconciliation of income from continuing operations and description of special items

Q2 06 and Q2 05; $ millions and $ per diluted share after-tax

Item	Income Statement Line	$ Q2 06	Per Share Q2 06	$ Q2 05	Per Share Q2 05
Income from Continuing Operations		39.4	0.45	40.8	0.44
Equity-Based Compensation (3)	Restaurant Expenses	2.2	0.02
Equity-Based Compensation(3)	General & Administrative	6.6	0.08
Restructuring Charges(4)	Restructure & Other	0.8	0.01	2.8	0.02
Total Special Items		9.6	0.11	2.8	0.02
Income from Continuing Operations, before Special Items		49.0	0.56	43.6	0.46

Third Quarter and Full Fiscal Year 2006 Forecast

The company’s initial estimate for third quarter fiscal 2006 earnings per diluted share from continuing operations is $0.57 to $0.59, which includes incremental equity-based compensation expense of approximately $6.6 million ($5.1 million after tax), or earnings per diluted share of $0.06. Excluding incremental equity-based compensation, the estimate is $0.63 to $0.65 per diluted share. This guidance excludes certain gains and charges and assumes comparable store sales of 3 percent to 4 percent. Weighted average shares are estimated to be approximately 88 million.

The company anticipates full-year fiscal 2006 earnings per diluted share from continuing operations to be $2.09 to $2.14, which includes incremental equity-based compensation expense for the year of approximately $31 million to $33 million ($24 million to $26 million after tax), or earnings per diluted share of $0.27 to $0.29.  Excluding incremental equity-based compensation, the estimate is $2.36 to $2.41 per diluted share. This guidance excludes certain gains and charges and assumes comparable store sales of 3 percent to 4 percent. Weighted average shares are estimated to be approximately 88 million.

Web-cast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter and an outlook for future periods. The call will be broadcast live on the Brinker Web site (http://www.brinker.com) at 9 a.m. CST today (Jan. 24). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker Web site until the end of the day on Feb. 21, 2006.

(3)  This incremental expense relates to adopting FAS 123(R) at the beginning of fiscal year 2006.

(4)  Restructuring charges consist of expenses associated with impairments and restaurant closures.

Forward Calendar

Period 7 (January) sales – Feb. 8, 2006, after the market closes.

At the end of the second quarter of fiscal 2006, Brinker International either owned, operated, or franchised 1,638 restaurants under the names Chili’s Grill & Bar (1,130 units), Romano’s Macaroni Grill (238 units), Maggiano’s Little Italy (37 units), On The Border Mexican Grill & Cantina (141 units), and Corner Bakery Cafe (92 units).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of acquisitions and divestitures, the seasonality of the company’s business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

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BRINKER INTERNATIONAL, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	December 28,	December 29,	December 28,	December 29,
	2005	2004	2005	2004

Revenues	$1,009,083	$909,721	$1,984,979	$1,780,686

Operating Costs and Expenses:
Cost of sales	287,305	259,791	562,463	502,970
Restaurant expenses (a)	555,371	507,759	1,098,143	990,518
Depreciation and amortization	47,602	44,617	94,313	88,571
General and administrative (b)	51,667	41,951	98,805	78,178
Restructure charges and other impairments	1,312	4,128	2,479	50,832
Total operating costs and expenses	943,257	858,246	1,856,203	1,711,069

Operating income	65,826	51,475	128,776	69,617

Interest expense	6,198	7,054	11,565	14,146
Other, net	(20)	1,093	(184)	1,535

Income before income tax (expense) benefit	59,648	43,328	117,395	53,936

Income tax (expense) benefit (c)	(20,278)	(2,508)	(39,583)	2,560

Income from continuing operations	39,370	40,820	77,812	56,496

Income (loss) from discontinued operations, net of taxes	3,507	583	(3,181)	(1,184)

Net income	$42,877	$41,403	$74,631	$55,312

Basic net income per share:
Income from continuing operations	$0.46	$0.47	$0.90	$0.64
Income (loss) from discontinued operations	$0.04	$0.00	$(0.04)	$(0.02)
Net income per share	$0.50	$0.47	$0.86	$0.62

Diluted net income per share:
Income from continuing operations	$0.45	$0.44	$0.88	$0.60
Income (loss) from discontinued operations	$0.04	$0.00	$(0.04)	$(0.01)
Net income per share	$0.49	$0.44	$0.84	$0.59

Basic weighted average shares outstanding	85,980	87,505	86,909	88,633

Diluted weighted average shares outstanding	87,618	96,471	88,417	97,599

a)              Current year restaurant expenses include incremental equity-based compensation of $2.8 million and $5.2 million for the second quarter and year-to-date, respectively.

Prior year restaurant expenses include a $17.3 million charge recorded in the second quarter related to the IRS settlement and a $3.8 million gain recorded in the first quarter as a result of the sale of nine Chili’s to a franchise partner.

b)             Current year general and administrative expenses include incremental equity-based compensation of $8.5 million and $13.1 million for the second quarter and year-to-date, respectively.

c)              Prior year income tax (expense) benefit includes a $16.9 million benefit related to the IRS settlement.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 28,	June 29,
	2005	2005
	(Unaudited)
ASSETS
Current assets of continuing operations	$269,414	$233,123
Current assets of discontinued operations	80,875	79,842
Net property and equipment	1,721,665	1,646,466
Total other assets	192,891	196,693
Total assets	$2,264,845	$2,156,124

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities of continuing operations	$540,761	$419,564
Current liabilities of discontinued operations	15,798	10,400
Long-term debt, less current installments	489,686	406,505
Other liabilities	180,744	219,373
Total shareholders’ equity	1,037,856	1,100,282
Total liabilities and shareholders’ equity	$2,264,845	$2,156,124

BRINKER INTERNATIONAL, INC.

UNITS SUMMARY

		Second Quarter	Second Quarter		Projected
	Total Units	Openings/Acquisitions	Closings/Sales	Total Units	Openings
	Sept. 28, 2005	Fiscal 2006 (d)	Fiscal 2006 (d)	Dec. 28, 2005	Fiscal 2006

Company-Owned Units:
Chili’s	830	38	(1)	867	97-100
Macaroni Grill	223	1	—	224	6-7
Maggiano’s	35	2	—	37	4-5
On The Border	119	4	(1)	122	6-8
Corner Bakery (e)	90	1	(2)	89	7-9
	1,297	46	(4)	1,339	120-129

JV/Franchise Units:
Chili’s	270	8	(15)	263	25-30
Macaroni Grill	14	1	(1)	14	4-5
On The Border	19	—	—	19	3-4
Corner Bakery (e)	3	—	—	3	0-1
	306	9	(16)	299	32-40

Total Units:
Chili’s	1,100	46	(16)	1,130	122-130
Macaroni Grill	237	2	(1)	238	10-12
Maggiano’s	35	2	—	37	4-5
On The Border	138	4	(1)	141	9-12
Corner Bakery (e)	93	1	(2)	92	7-10
	1,603	55	(20)	1,638	152-169

a)         During the second quarter of fiscal 2006, the company acquired fifteen Chili’s restaurants and one Macaroni Grill restaurant from two of its franchisees.  The company and its franchisees opened a total of thirty-nine new restaurants during the quarter ended December 28, 2005.

b)        In September 2005, the company entered into an agreement to sell Corner Bakery.  As a result, Corner Bakery is presented as discontinued operations.

FOR ADDITIONAL INFORMATION, CONTACT:

LYNN SCHWEINFURTH

INVESTOR RELATIONS

(972) 770-7228

6820 LBJ FREEWAY

DALLAS, TEXAS 75240